Exhibit 99.1

Seagen Reports First Quarter 2021 Financial Results

-Net Product Sales of $302.6 Million in 1Q21, an Increase of 52 Percent Over 1Q20-
-Significant Regulatory Progress Across Diverse Oncology Pipeline, Including European Commission Approval of TUKYSA, Multiple Applications Under Review Globally for PADCEV, and FDA Acceptance of Tisotumab Vedotin BLA-
-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash. — April 29, 2021 — Seagen Inc. (Nasdaq:SGEN) today reported financial results for the first quarter and three months ended March 31, 2021. The Company also highlighted ADCETRIS® (brentuximab vedotin), PADCEV® (enfortumab vedotin-ejfv) and TUKYSA® (tucatinib) commercial and development accomplishments, as well as progress with its lead pipeline programs to treat cancer.
“Year-over-year quarterly net product sales growth of 52 percent was driven by rapid adoption of our newest products, PADCEV and TUKYSA, in addition to strong sales of ADCETRIS. We continue to project 2021 total net product sales in our territories of approximately $1.3 billion,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seagen. “Looking ahead, we expect continued global progress across the portfolio. This includes TUKYSA launches in Europe following marketing authorizations received in the first quarter. In collaboration with Astellas we are pursuing several PADCEV marketing applications across the United States, Europe, Japan and Latin America. In addition, we are preparing for potential U.S. launch of a fourth drug following FDA acceptance of our tisotumab vedotin BLA submission with Priority Review. We are continuing to deliver cutting-edge innovation and medicines that make a meaningful difference in the lives of cancer patients.”

COMMERCIAL PRODUCTS HIGHLIGHTS

PADCEV
•Received European Medicines Agency (EMA) Acceptance of Marketing Authorization Application (MAA): In March 2021, Seagen and Astellas announced that the EMA accepted the PADCEV MAA for the treatment of adult patients with locally advanced or metastatic urothelial cancer who have received a PD-1/L1 inhibitor and who have received a platinum-containing chemotherapy in the neoadjuvant/adjuvant, locally advanced or metastatic setting. PADCEV will be reviewed under accelerated assessment, which means the EMA’s Committee for Medicinal Products for Human Use can shorten the MAA evaluation timeframe.
•Received FDA Filing Acceptance of Two Supplemental Biologics License Applications (sBLAs): In April 2021, the FDA accepted two PADCEV sBLA submissions for review under the Real-Time Oncology Review pilot program. The applications were granted Priority Review with a target action date of August 17, 2021. The review of both applications will be conducted under Project Orbis, an initiative of the FDA Oncology Center of Excellence. The first sBLA is based on the phase 3 EV-301 trial and seeks to convert PADCEV’s accelerated approval to regular approval. The second sBLA, based on the pivotal trial EV-201’s cohort 2, requests an expansion of the current indication to include patients with locally advanced or metastatic urothelial cancer who have been previously treated with a PD-1/L1 inhibitor and are ineligible for cisplatin.

•Submitted Several Additional Global Marketing Authorization Applications: In addition to the MAA under review in the European Union (EU), Seagen and Astellas have submitted applications for PADCEV approval in Australia, Canada, Japan, Singapore, Brazil and Switzerland.
•Reported Positive EV-201 Cohort 2 and EV-301 Results in Patients with Previously Treated Advanced Urothelial Cancer: In February 2021, results were presented from the phase 3 EV-301 trial comparing PADCEV to chemotherapy in adult patients with locally advanced or metastatic urothelial cancer who were previously treated with platinum-based chemotherapy and a PD-1/L1 inhibitor. The data showed significant improvements in overall and progression-free survival among patients treated with PADCEV compared to those who received chemotherapy. The findings were published in the New England Journal of Medicine and presented during the virtual scientific program of the 2021 American Society of Clinical Oncology Genitourinary Cancers Symposium (ASCO-GU). Data were also presented at ASCO-GU demonstrating durable tumor responses experienced among patients previously treated with immunotherapy in the second cohort of the pivotal EV-201 trial.
TUKYSA
•Received Approval in the EU and Great Britain: In February 2021, TUKYSA was approved by the European Commission for use in combination with trastuzumab and capecitabine for the treatment of adult patients with HER2-positive locally advanced or metastatic breast cancer who have received at least two prior anti-HER2 treatment regimens. The approval of TUKYSA is valid in all countries of the EU, as well as Norway, Liechtenstein, Iceland and Northern Ireland. In addition, TUKYSA was granted marketing authorization in Great Britain by the UK Medicines and Healthcare products Regulatory Agency (MHRA) in the same patient population. MHRA had previously granted TUKYSA a Promising Innovative Medicine designation.
•Started Enrolling Multiple Clinical Trials: In the first quarter of 2021, the first patient was enrolled in two new clinical trials. The phase 3 CompassHER2 RD trial is evaluating TUKYSA in combination with Kadcyla® (trastuzumab emtansine; T-DM1) compared to Kadcyla alone in the adjuvant HER2-positive breast cancer setting. The trial is being conducted by the Alliance for Clinical Trials in Oncology, a U.S. cooperative group. The second is a phase 2 trial evaluating TUKYSA in combination with trastuzumab in various metastatic solid tumors with HER2 alterations.
ADCETRIS
•Expect Publication of 5-year Follow-up Results for ECHELON-1: The five-year update of the phase 3 ECHELON-1 clinical trial have been accepted for publication and should be published in the second quarter 2021. Data showed treatment with ADCETRIS in combination with AVD (Adriamycin [doxorubicin], vinblastine and dacarbazine) resulted in superior long-term outcomes when compared to ABVD, which includes bleomycin, in frontline advanced Hodgkin lymphoma.

PIPELINE HIGHLIGHTS
•Received FDA Filing Acceptance of Tisotumab Vedotin BLA for Priority Review: In April 2021, Seagen and Genmab announced the FDA had accepted for Priority Review the tisotumab vedotin BLA for the treatment of patients with recurrent or metastatic cervical cancer with disease progression on or after chemotherapy. The FDA has set a target action date of October 10, 2021.The submission is based on the results of the innovaTV 204 pivotal phase 2 trial, which were presented at the European Society for Medical Oncology (ESMO) Virtual Congress 2020 and published in The Lancet Oncology in April 2021.
•Presented Data Highlighting Pipeline of Novel Targeted Therapies at the American Association for Cancer Research (AACR) Annual Meeting: In April 2021, Seagen presented preclinical data on three pipeline programs that support the rationale for clinical development. SEA-TGT, an anti-TIGIT antibody using the Company’s sugar-engineered antibody (SEA) technology, and two vedotin-based ADCs, SGN-B6A and SGN-STNV, were highlighted. All of the programs are currently in phase 1 clinical trials.
For additional information on Seagen’s pipeline, visit www.seagen.com/science/pipeline.

FIRST QUARTER 2021 FINANCIAL RESULTS
Revenues: Total revenues for the first quarter ended March 31, 2021 increased to $332.0 million, compared to $234.5 million for the same period in 2020. Growth over 2020 was driven by higher sales of PADCEV and the addition of TUKYSA to the Company's commercial portfolio. Revenues are composed of the following three components:
•Net Product Sales:

	Three months ended March 31,
(dollars in millions)	2021	2020	% Change
Total Net Product Sales	$302.6	$198.5	52%
ADCETRIS	162.6	164.1	(1)%
PADCEV	69.8	34.5	102%
TUKYSA	70.3	—	N/A
Note: Sum of product sales may not equal total net product sales due to rounding.
•Royalty Revenues: Royalty revenues for the first quarter in 2021 were $27.2 million, compared to $20.4 million for the same period in 2020. Royalty revenues are primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda and, to a lesser extent, royalties from sales of Polivy® (polatuzumab vedotin) by Roche and Blenrep® (belantamab mafodotin) by GlaxoSmithKline, which are ADCs that use Seagen technology.
•Collaboration and License Agreement Revenues: Amounts earned under the Company’s product, development and technology collaborations were $2.2 million in the first quarter in 2021, compared to $15.6 million for the same period in 2020. Collaboration revenues for the first quarter of 2020 included a regulatory milestone related to Polivy under the collaboration with Roche.
Cost of Sales: Cost of sales for the first quarter in 2021 were $64.1 million, compared to $29.4 million for the same period in 2020. The increase was primarily due to the gross profit share with Astellas based on PADCEV sales, which was $32.5 million in the first quarter of 2021, compared to $16.4 million for the same period in 2020. The increase in cost of sales also reflected amortization of acquired in-process technology costs that began with the approval of TUKYSA in April 2020, and third-party royalties owed for ADCETRIS, PADCEV and TUKYSA net product sales, in addition to cost of products sold.
Research and Development (R&D) Expenses: R&D expenses for the first quarter in 2021 were $230.4 million, compared to $195.2 million for the same period in 2020. The increase in 2021 primarily reflected continued investment in the Company's pipeline to evaluate new potential indications for the Company’s commercial drugs and to advance novel product candidates and technologies.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the first quarter in 2021 were $159.8 million, compared to $122.2 million for the same period in 2020. The increase was primarily attributed to increased field sales personnel and external spend to support our recently commercialized products, PADCEV and TUKYSA, and higher infrastructure costs to support our continued growth in the U.S. and Europe.
Non-cash, share-based compensation expense for the first three months of 2021 was $38.2 million, compared to $33.6 million for the same period in 2020.
Net Loss: Net loss for the first quarter of 2021 was $121.4 million, or $0.67 per diluted share, compared to net loss of $168.4 million, or $0.98 per diluted share, for the first quarter of 2020. Net loss in the first quarter of 2020 included a non-cash net investment loss of $59.1 million primarily associated with Seagen's common stock holding in Immunomedics, which was marked-to-market.
Cash and Investments: As of March 31, 2021, Seagen had $2.5 billion in cash and investments.

2021 FINANCIAL OUTLOOK
Seagen anticipates 2021 revenues, operating expenses and other costs to be in the ranges shown in the table below, unchanged from the Company's previous financial guidance provided on February 11, 2021.

Revenues
ADCETRIS net product sales	$675 million to $700 million
PADCEV net product sales	$310 million to $325 million
TUKYSA net product sales	$300 million to $315 million
Royalty revenues	$125 million to $135 million
Collaboration and license agreement revenues	Less than $20 million
Operating expenses and other costs
Cost of Sales	$270 million to $300 million
R&D expenses	$900 million to $1,000 million
SG&A expenses	$650 million to $725 million
Non-cash expenses[1] (primarily attributable to share-based compensation)	$225 million to $245 million
1.Non-cash expenses include share-based compensation, depreciation and amortization of intangible assets.

Conference Call Details
Seagen management will host a conference call and webcast with supporting slides to discuss its first quarter 2021 and year-to-date financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be simultaneously webcast and available for replay from the Seagen website at www.seagen.com, under the Investors section. Investors may also participate in the conference call by calling 844-763-8274 (domestic) or 412-717-9224 (international). The conference ID is 10153242. Supporting slides are available on the Seagen website at www.seagen.com under the Investors section. A webcast replay will be archived on the Company's website www.seagen.com, under the Investors section.
About Seagen
Seagen Inc. is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. Seagen is headquartered in the Seattle, Washington area, and has locations in California, Canada, Switzerland and the European Union. For more information on our marketed products and robust pipeline, visit www.seagen.com and follow @SeagenGlobal on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Company’s 2020 outlook, including anticipated 2020 revenues, costs and expenses; the Company’s potential to achieve the noted development and regulatory milestones in 2020 and in future periods; the Company’s pipeline; anticipated activities related to the Company’s planned and ongoing clinical trials; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals in the U.S. and in other countries; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, PADCEV, TUKYSA, tisotumab vedotin and ladiratuzumab vedotin and the Company’s other product candidates and those of its licensees and collaborators; the potential to submit a BLA for accelerated approval of tisotumab vedotin; the potential for data from the EV-301 and EV-201 cohort 2 clinical trials to support additional regulatory approvals of PADCEV; the potential for the approval of TUKYSA by the EMA; the Company’s global expansion; potential future milestone payments and royalties under the Company’s collaborations; as well as other statements that are not historical fact. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include without limitation: the risks that the Company’s ADCETRIS, PADCEV and TUKYSA net sales, revenues, expenses, costs, and other financial guidance may not be as expected; risks and uncertainties associated with maintaining or increasing sales of ADCETRIS, PADCEV and TUKYSA due to competition, unexpected adverse events, regulatory action, reimbursement, market adoption by physicians, impacts associated with COVID-19 or other factors; the risk that the Company or its collaborators may be delayed or unsuccessful in planned clinical trial initiations, enrollment in and conduct of clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in the U.S. and in other countries in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory actions and the inherent uncertainty associated with the regulatory approval process; the possibility that the Company may encounter challenges in commercializing its therapeutic agents outside of the United States, including with respect to reimbursement, compliance, operational or other matters; risks relating to the Company’s collaboration agreements and its ability to achieve progress dependent milestones thereunder; and risks related to the duration and severity of the COVID-19 pandemic and resulting global economic, financial and healthcare system disruptions. More information about the risks and uncertainties faced by the Company is contained under the caption “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company’s subsequent periodic reports filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

CONTACT:

Peggy Pinkston
425-527-4160
ppinkston@seagen.com

Seagen Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenues:
Net product sales	$302,588	$198,514
Royalty revenues	27,219	20,360
Collaboration and license agreement revenues	2,176	15,640
Total revenues	331,983	234,514
Costs and expenses:
Cost of sales	64,135	29,421
Research and development	230,426	195,199
Selling, general and administrative	159,842	122,249
Total costs and expenses	454,403	346,869
Loss from operations	(122,420)	(112,355)
Investment and other income (loss), net	1,000	(56,047)
Net loss	$(121,420)	$(168,402)
Net loss per share - basic and diluted	$(0.67)	$(0.98)
Shares used in computation of per share amounts - basic and diluted	181,150	172,350

Seagen Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2021	December 31, 2020
Assets
Cash, cash equivalents and investments	$2,531,156	$2,660,250
Other assets	1,411,829	1,340,656
Total assets	$3,942,985	$4,000,906
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$389,616	$388,138
Long-term liabilities	128,745	124,668
Stockholders’ equity	3,424,624	3,488,100
Total liabilities and stockholders’ equity	$3,942,985	$4,000,906